UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2025

PACIFIC HEALTH CARE ORGANIZATION, INC.

(Exact name of registrant as specified in its charter)

Utah	000-50009	87-0285238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19800 MacArthur Boulevard, Suites 306 & 307
Irvine, California

(Address of principal executive offices)

92612

(Zip code)

(949) 721-8272

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicated by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 11, 2025, Lauren Kubota and Kristina Kubota resigned from Pacific Health Care Organization, Inc.’s (the “Company”) board of directors (the “Board”). On the same day, Lauren Kubota also resigned as the Company’s Secretary. None of the resignations were a result of a disagreement with management or the Company on any matter relating to the Company’s operations, policies or practices. The Company extends its gratitude to both Lauren Kubota and Kristina Kubota for their years of service.

On August 11, 2025, the Board elected Bruce Everakes and Scott Allen to fill vacancies on the Board until the next annual meeting of the shareholders. On the same day, the Board also appointed Scott Allen as the Company’s Secretary and Treasurer. As the Board currently has no standing committees, neither Messrs. Everakes nor Allen has been appointed to serve on a committee. Messrs. Everakes and Allen will receive the standard meeting fees for serving on the Board. Below is certain biographical and other information regarding Bruce Everakes and Scott Allen.

Bruce Everakes, age 65, has owned and served as Managing Director for Wolfmark, a manufacturer and importer of apparel and accessories, for over thirty years. In his roles with Wolfmark, Mr. Everakes has been involved in every aspect of its business, including its acquisition of three businesses. Mr. Everakes is a Certified Public Accountant and holds a Bachelor of Science degree in Accountancy and a Master of Science degree in Finance from the University of Illinois at Urbana-Champaign. In determining his qualifications as a candidate, the Board considered Mr. Everakes’ thirty years of business ownership and management experience, as well as his educational and Certified Public Accountant background. As of the date of this current report on Form 8-K, Mr. Everakes owns approximately 702,356 shares of common stock of the Company. Mr. Everakes is not currently, nor has he in the past five years been, a nominee or director of any other SEC registrant. There is no arrangement or understanding between Mr. Everakes and any other person pursuant to which he was selected as a director of the Company.

Scott Allen, age 57, currently serves as the Company’s Controller and joined the Company in 2013. Mr. Allen has 30 years of accounting experience, including financial analysis, financial statement preparation, regulatory filings, audit engagements, and accounting team leadership. Mr. Allen received a B.A. in Economics from the University of California, San Diego. Prior to becoming the Company’s Controller, Mr. Allen served as the Company’s Accounting Manager. Mr. Allen’s current responsibilities include overseeing the Company’s accounting department, financial reporting and forecasting, financial internal controls procedures, payroll and benefits, and cost controls. Mr. Allen also supports the Company in its evaluations of acquisition opportunities, product line development and regulatory compliance efforts. In determining his qualifications as a candidate, the Board considered Mr. Allen’s current leadership in and extensive knowledge of the Company, his thirty years of accounting experience, and educational background. Mr. Allen is not currently, nor has he in the past five years been, a nominee or director of any other SEC registrant. There is no arrangement or understanding between Mr. Allen and any other person pursuant to which he was selected as a director of the Company.

Neither Messrs. Everakes nor Allen has any family relationships with any director or executive officer of the Company. There are no transactions in which Messrs. Everakes or Allen has a direct or indirect material interest required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC HEALTH CARE ORGANIZATION, INC.

Date: August 13, 2025	By:	/s/ Tom Kubota
Tom Kubota
Chief Executive Officer

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